Exhibit 19.2

PROTO LABS, INC.
SUPPLEMENT TO INSIDER TRADING POLICY

Supplemental Insider Trading Restrictions for Corporate Insiders
_______________

Purpose
    Proto Labs, Inc.’s (the “Company”) Insider Trading Policy addresses securities trading restrictions affecting all employees of the Company. This document (the “Policy Supplement”) supplements the Insider Trading Policy with respect to members of the Company’s Board of Directors, officers and certain other key employees. These individuals are subject to both the Insider Trading Policy as well as the additional procedures and requirements described below. Definitions of terms in the Insider Trading Policy apply equally to this Policy Supplement and the documents should be read together.

Persons Covered
    The following individuals are subject to this Policy Supplement and are described as “Corporate Insiders”:
•Directors and Officers Subject to Section 16. All provisions of this Policy Supplement apply to the directors and officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (collectively referred to herein as “Section 16 Directors and Officers”). The Compliance Officer, as defined below, will notify individuals who fall into this category.
•Other Officers and Key Employees. Designated provisions of this Policy Supplement apply to the other officers of the Company and to designated key employees. These other officers and key employees, whose duties cause them to regularly have access to material nonpublic information about the Company, will be notified by the Compliance Officer that they are subject to this Policy Supplement.
•Related Parties. If a director, officer or employee is covered in either of the above categories, this Policy Supplement applies equally to their immediate family members and other individuals living in their household. It also applies to anyone whose transactions in the Company’s securities are influenced or controlled by the individual subject to this Policy Supplement, including a trust, corporation, partnership or other association.

When Trading is Permitted – Trading Prohibitions during “Blackout Periods”
    Corporate Insiders may only trade in the Company’s securities when no “Blackout Period” is in effect, provided that there is no other prohibition described in this Policy Supplement. Regular blackout periods occur each quarter beginning on the tenth day of the calendar month in which each fiscal quarter closes and continuing through the end of the second trading day following the public release of the Company’s financial results for that fiscal quarter. Additional ad-hoc blackout periods may be declared from time to time by the Compliance Officer. Because of the unpredictability of ad-hoc blackout periods, Corporate Insiders should contact the Compliance Officer whenever they are considering a transaction in the Company’s securities. For Section 16 Directors and Officers wishing to trade, they must not only follow the blackout period restrictions but must also comply with the notification and pre-clearance procedures described below. Other employees that are merely subject to the basic Insider Trading Policy are not subject to the blackout periods and are not required to pre-clear their trades with the Compliance Officer but may not trade at any time that they possess material nonpublic information.

Illustration – Blackout Period

    If financial results for a quarter scheduled to end June 30 are released after the stock market closes on July 26, Corporate Insiders are prohibited from trading from June 10 through July 28, but could trade from July 29 through September 9 unless they are aware of material nonpublic information or the Compliance Officer has declared a special blackout period.

Trading when no Blackout Period is in Effect

    Merely because a blackout period is not in effect does not mean that unrestricted trading can commence. Trading between blackout periods does not amount to a “safe harbor” through which insider trading liability can be avoided. To the contrary, Corporate Insiders must always use good judgment when making trading decisions, particularly when there is any possibility that material non-public information could be involved. Also, there may be compelling reasons to voluntarily limit trading beyond what is legally required. The investment community regularly follows buying and selling practices by Section 16 Directors and Officers. Also, the Chief Executive Officer or the Board of Directors may have preferences regarding trading conduct by the executive group.

Requirement for Preclearance of Trades for Section 16 Directors and Officers
    Corporate Insiders who are Section 16 Directors and Officers may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of that transaction from the Compliance Officer. Prior to initiating any transaction in the Company’s securities, a Section 16 Director or Officer must deliver to the Compliance Officer a written notice describing any intended transaction in the Company’s securities during a permitted trading period (a form to request preclearance is attached as Exhibit A.) Notices of intended transactions and requests for approval may be delivered by fax or e-mail to the Compliance Officer. Clearance in response to a written request for approval will generally be valid until the end of the current permitted trading period, unless an earlier deadline is imposed by the Compliance Officer or the Corporate Insider is advised to the contrary. However, pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan (as defined below) once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Corporate Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Form 144 Reports
    Section 16 Directors and Officers are required to file a Form 144 before making an open market sale of the Company’s securities. Form 144 notifies the Securities and Exchange

Commission of the intention of such individuals to sell the Company’s securities. This form is the responsibility of the Section 16 Director or Officer but is often prepared and filed by the individual’s broker and is in addition to the Section 16 reports that must be filed by Section 16 Directors and Officers.

Additional Restricted Transactions
    In addition to the restricted transactions set forth in the Company’s Insider Trading Policy, Section 16 Directors and Officers are also prohibited from engaging in the following additional transactions with respect to the Company’s securities:
•Purchasing the Company’s securities on margin, or otherwise pledging the Company’s securities;
•Short sales of the Company’s securities;
•Buying or selling put or call options on the Company’s securities, or entering into hedging transactions with respect to the Company’s securities such as “costless collars,” “prepaid variable forwards,” “equity swaps” or similar transactions intended to preserve value;
•Engaging in limit orders, standing orders or other pre-arranged transactions that execute automatically, except for under Approved 10b5-1 Plans (as defined below) that are not otherwise subject to limitations; and
•Short-swing Trading Restrictions. Section 16 Directors and Officers must also comply with the reporting obligations and limitations on short-swing trading transactions imposed by Section 16 of the Securities Exchange Act of 1934. Among other things, Section 16 may require Section 16 Directors and Officers to pay over to the Company any profit realized from any purchase and sale (in either order) of the Company’s securities that occur within six months of each other, unless an exemption exists.

Certain Transaction Exceptions
The trading restrictions of this Policy do not apply to Exempted Transactions, as defined in the Insider Trading Policy.

Certain Exceptions for Approved 10b5-1 Plans
    The trading restrictions of this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meet the following requirements:

•it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into);
•it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Corporate Insider. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Corporate Insiders, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;
•it is entered into in good faith by the Corporate Insiders, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Corporate Insider is not in possession of material nonpublic information about the Company; and, if the Corporate Insider is a director or officer, the 10b5-1 plan must include representations by the Corporate Insider certifying to that effect;
•it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Corporate Insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
•it is the only outstanding Approved 10b5-1 Plan entered into by the Corporate Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

    If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer.

Appointment and Duties of the Compliance Officer
    The Company has appointed the Company’s Chief Financial Officer as the Insider Trading Compliance Officer (“Compliance Officer”). The Compliance Officer may assign certain of the related duties to another Company employee from time to time.
    The appointment of a Compliance Officer does not shift responsibilities under this Policy away from the individual. The individual remains solely responsible for compliance with this Policy. The duties of the Compliance Officer are strictly for the Company’s benefit. Neither the Compliance Officer nor any of the Company’s employed or retained attorneys shall be deemed to represent individual employees or other Covered Persons.
    The duties of the Compliance Officer shall include the following:
•    Other than transactions made pursuant to an Approved 10b5-1 Plan, pre-clearance of all transactions involving the Company’s securities by the Corporate Insiders.
•    Coordinate with the Company’s outside counsel (or other designated party) in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Directors and Officers.
•    Serve as the Company’s designated recipient of copies of reports filed with the Securities and Exchange Commission by Section 16 Directors and Officers under Section 16 of the Exchange Act.
•    Periodically remind Section 16 Directors and Officers of their obligations to report under Section 16.

•    Provide quarterly reminders to Corporate Insiders of any regular blackout periods then in effect and communicate ad-hoc blackout periods that may be declared from time to time.
•    Perform periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, director’s and officer’s questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by Corporate Insiders.
•    Coordinate the circulation of the Insider Trading Policy (and/or a summary thereof) to all Covered Persons on an annual basis, provide that Policy to new Covered Persons joining or serving the Company and distribute the Policy Supplement to the Corporate Insiders in a similar fashion.
•    Assist the Company in implementation of the Insider Trading Policy and the Policy Supplement.
•    Coordinate with the Company’s outside counsel regarding compliance activities with respect to Rule 144 and Section 16 requirements as well as changing regulatory standards that could necessitate amendments to this Policy.

Exhibit A
Notice of Intent to Trade in Proto Labs, Inc. Securities

TO:	Insider Trading Compliance Officer of Proto Labs, Inc.

FROM:

RE:	Pending Securities Transaction

Date:

I request approval to execute the following transaction(s) relating to Proto Labs, Inc.’s securities on or before _______________________:

Type of Transaction:

Purchase	Sale	Exercise of Option

Other		(explain:)

Proto Labs, Inc.’s Securities to be Traded:

Number of shares or principal amount:

Beneficial Ownership:

Securities held directly by me:

Name of securities holder other than me:

Relationship of securities holder to me:

Recent Transactions in Proto Labs, Inc.'s Securities: (please indicate as appropriate below)

☐	In the past six (6) months, I have not engaged in any transactions in Proto Labs, Inc.’s securities.

☐	In the past six months, I have completed the following transactions in Proto Labs, Inc.’s securities:

I hereby represent that the transaction(s) for which I request approval will occur within the current permitted trading period of _____________ to ____________. In connection therewith, I hereby certify that, in making this request, I am in compliance with the applicable provisions of the Proto Labs, Inc. Insider Trading Policy. I understand that clearance for the transaction(s), if granted, will be valid only until the applicable permitted trading period ends, unless it is revoked earlier.

Signed:

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For Compliance Officer Use Only

Date and Time Received:		By:

Approved:	Rejected:

By:		Date:

Exhibit B

PROTO LABS, INC.
Insider Trading Compliance Program – Preclearance Checklist

Individual Proposing to Trade:

Compliance Officer:

Proposed Trade:

Date:

Trading Window. Confirm that the trade will be made during a permitted trading period.
Section 16 Compliance. Confirm, if the individual is a Section 16 Director or Officer, that the proposed trade will not give rise to any potential liability under Section 16 as a result of any non-exempt “opposite way” transactions within the past six months, or any planned opposite way transactions during the coming six months. Also ensure that a Form 4 has been or will be completed and will be timely filed.
Prohibited Trades. Confirm, if the individual is a Section 16 Director or Officer, that the proposed transaction is not a “short sale,” put, call or other prohibited transaction.
Rule 144 Compliance. Confirm, when resale under Rule 144 is to be relied upon (always as to Section 16 Directors and Officers and other “affiliates”) that:
•Current public information requirement has been met;
•Shares are not restricted or, if restricted, the applicable holding period has been met;
•Volume limitations are not exceeded (confirm the individual’s sale need not be aggregated with sales by others);
•The manner of sale requirements have been met; and
•Any required Notice on Form 144 has been completed and filed.
Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when aware of any material nonpublic information regarding the Company, and (ii) the Compliance Officer has discussed with the individual any information known to the individual or the Compliance Officer which might be considered material, so that an informed judgment can be made as to the presence of material nonpublic information.

Signature of Insider Trading Compliance Officer